Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the use in this Registration Statement on Form SB-2 of our report dated April 12, 2005 relating to the condensed consolidated financial statements of Velocity Asset Management, Inc. and subsidiaries as of and for the years ended December 31, 2004 and 2003, and to the reference to our firm under the caption "Experts" in the Prospectus.



/s/ COWAN, GUNTESKI & CO., P.A.


Toms River, NJ
April 21, 2005